Exhibit 99.1

Corbus Pharmaceuticals Reports Second Quarter 2024 Financial Results and Provides a Corporate Update

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Clinical update presented at ASCO 2024 for CRB-701 showed continued differentiated safety and encouraging efficacy in patients with metastatic urothelial cancer or cervical cancer

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CRB-701 Phase 1 dose escalation underway in USA and Europe for patients with metastatic urothelial cancer and other nectin-4 enriched tumors and is on schedule for completion in Q4 2024

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Cash runway extended through Q3 2027 with $147 million of cash & investments at June 30, 2024

Norwood, MA, August 6, 2024 (GLOBE NEWSWIRE) -- Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company”), today provided a corporate update and reported financial results for the quarter ended June 30, 2024.

“We continue to make progress across our pipeline” said Yuval Cohen, Ph.D., Chief Executive Officer of Corbus. “Updated clinical data was presented at ASCO 2024 by our development partner CSPC for CRB-701 (SYS6002). The data provided further evidence of the differentiated safety and encouraging efficacy first presented at ASCO GU in January 2024. This larger dataset of patients increases our confidence that CRB-701 is clinically active. The emerging safety data was reassuring showing low rates of skin rash and peripheral neuropathy and rare grade 3 adverse events. During the quarter, we commenced dose escalation in our corresponding U.S. and European Phase 1 clinical trial of CRB-701, a significant milestone that builds on this promising data. Separately, we expect to dose the first patient in Q1 2025 for CRB-913, our highly peripherally restricted oral CB1 inverse agonist. We look forward to continuing to advance our programs across our pipeline over the course of this year,” concluded Dr. Cohen.

Key Corporate Updates

CRB-701:

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Encouraging additional data from Phase 1 study presented at ASCO in June 2024:

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Results demonstrated 44% ORR and 78% DCR in metastatic urothelial cancer (“mUC”) and 43% ORR and 86% DCR in cervical cancer to date at doses ≥ 1.2mg/Kg
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No dose limiting toxicities (“DLTs”) have been observed to date in doses up to and including 4.5 mg/Kg
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Three cases of skin rash (including one grade 3) and one case of grade 1 neuropathy seen to date; all were resolved
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Early pharmacokinetics (“PK”) data demonstrate consistently lower levels of free MMAE than enfortumab vedotin across all doses in the study, including 4.5 mg/Kg

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Dose escalation commenced in the Phase 1 clinical trial of CRB-701-01 in April 2024. The Phase 1 portion of the open label study design (NCT06265727), being conducted in the U.S. and Europe, will evaluate the safety, efficacy and PK of CRB-701 in participants with advanced solid tumors associated with high nectin-4 expression. The Phase 1 trial initiates with dose escalation followed by dose optimization and concludes with dose expansion to determine the recommended Phase 2 dose. The Company expects to complete the dose escalation phase in Q4 2024 and present the USA dose escalation data in Q1 2025.

CRB-913:

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CRB-913 is a second-generation highly peripherally restricted CB1 receptor inverse agonist designed to treat obesity. In a diet-induced obesity ("DIO") mouse model, CRB-913, as a monotherapy and in combination with incretin analogs (tirzepatide, semaglutide, or liraglutide), demonstrated a reduction in body weight in DIO mice and improvements were observed in body fat content, leptinemia, insulin resistance, liver triglycerides, liver fat deposits, and liver histology.

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The Company expects to commence a Phase 1 study in the first quarter of 2025.

CRB-601:

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CRB-601 is a high affinity and selective anti-αvβ8 monoclonal antibody that blocks the activation of TGFβ expressed on cancer cells in the tumor microenvironment. In pre-clinical models, CRB-601 demonstrates enhanced anti-tumor activity when combined with anti-PD-1 checkpoint inhibitor therapy compared to either single agent alone.

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In January 2024, the FDA cleared the IND for CRB-601, and the Company expects to initiate a Phase 1 study of CRB-601 in Q4 2024.

Financial Results for Quarter Ended June 30, 2024:

The Company reported a net loss of approximately $10.0 million, or a net loss per diluted share of $0.90 per share, for the three months ended June 30, 2024, compared to a net loss of approximately $8.8 million, or a net loss per diluted share of $2.05, for the same period in 2023.

Operating expenses increased by $2.8 million to approximately $11.0 million for the three months ended June 30, 2024, compared to $8.2 million in the comparable period in the prior year. The increase was primarily attributable to an increase of $2.0 million in CRB-701 clinical trial costs with our contract research organization ("CRO") and clinical sites, as well as $0.3 million in drug manufacturing costs for CRB-913 offset by a $0.5 million decrease in toxicology costs as we transition from pre-clinical to clinical phase for CRB-601.

The Company reported cash, cash equivalents and investments of $147 million at June 30, 2024. During the second quarter, the Company raised $35.6 million of net proceeds pursuant to the Company’s ATM program and subsequent to quarter end through August 1, 2024, the Company raised approximately an additional $28.8 million of net proceeds pursuant to the ATM program. The $147 million of cash, cash equivalents and investments at June 30, 2024 together with the $28.8 million of additional net proceeds raised through August 1, 2024 is expected to fund operations through Q3 2027, based on planned expenditures.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is a precision oncology company with a diversified portfolio and is committed to helping people defeat serious illness by bringing innovative scientific approaches to well understood biological pathways. Corbus’ pipeline includes CRB-701, a next-generation antibody drug conjugate that targets the expression of Nectin-4 on cancer cells to release a cytotoxic payload, CRB-601, an anti-integrin monoclonal antibody which blocks the activation of TGFβ expressed on cancer cells, and CRB-913, a highly peripherally restricted CB1 inverse agonist for the treatment of obesity. Corbus is headquartered in Norwood, Massachusetts. For more information on Corbus, visit corbuspharma.com. Connect with us on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s trial results, product development, clinical and regulatory timelines, including timing for completion of trials and presentation of data, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors on our operations, clinical development plans and timelines, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

All product names, logos, brands and company names are trademarks or registered trademarks of their respective owners. Their use does not imply affiliation or endorsement by these companies.

INVESTOR CONTACT:

Sean Moran

Chief Financial Officer

Corbus Pharmaceuticals

smoran@corbuspharma.com

Bruce Mackle
Managing Director
LifeSci Advisors, LLC
bmackle@lifesciadvisors.com

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Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Operating expenses:
Research and development	$6,865	$4,249	$12,627	$17,637
General and administrative	4,123	3,940	7,984	7,849
Total operating expenses	10,988	8,189	20,611	25,486
Operating loss	(10,988)	(8,189)	(20,611)	(25,486)
Other income (expense), net:
Other income, net	695	183	3,604	412
Interest income	906	232	1,568	494
Interest expense	(652)	(1,008)	(1,491)	(1,948)
Change in fair value of derivative liability	11	—	39	—
Foreign currency transaction (loss) gain, net	31	(2)	(5)	(1)
Other income (expense), net	991	(595)	3,715	(1,043)
Net loss	$(9,997)	$(8,784)	$(16,896)	$(26,529)
Net loss per share, basic and diluted	$(0.90)	$(2.05)	$(1.75)	$(6.27)
Weighted average number of common shares outstanding, basic and diluted	11,053,241	4,277,701	9,681,875	4,229,894

Comprehensive loss:
Net loss	$(9,997)	$(8,784)	$(16,896)	$(26,529)
Other comprehensive (loss) income:
Change in unrealized (loss) gain on marketable debt securities	(59)	45	(387)	103
Total other comprehensive (loss) income	(59)	45	(387)	103
Total comprehensive loss	$(10,056)	$(8,739)	$(17,283)	$(26,426)

Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2024 (Unaudited)	December 31, 2023

ASSETS
Current assets:
Cash and cash equivalents	$23,686	$13,724
Investments	123,339	7,182
Restricted cash	285	192
Prepaid expenses and other current assets	1,001	2,448
Total current assets	148,311	23,546
Restricted cash	385	478
Property and equipment, net	671	973
Operating lease right-of-use assets	2,612	3,063
Other assets	—	212
Total assets	$151,979	$28,272
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$77	$301
Accounts payable	1,152	3,179
Accrued expenses	10,488	11,030
Derivative liability	—	39
Operating lease liabilities, current	1,519	1,437
Loan payable	10,744	15,908
Total current liabilities	23,980	31,894
Other long-term liabilities	—	44
Operating lease liabilities, noncurrent	2,456	3,239
Total liabilities	26,436	35,177
Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued and outstanding at June 30, 2024 and December 31, 2023.	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized, 11,498,917 and 4,423,683 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	1	—
Additional paid-in capital	579,510	429,780
Accumulated deficit	(453,580)	(436,684)
Accumulated other comprehensive loss	(388)	(1)
Total stockholders’ equity (deficit)	125,543	(6,905)
Total liabilities and stockholders’ equity	$151,979	$28,272